Filed Pursuant To Rule 433

Registration No. 333-278878

September 8, 2025

Which product offers a low-fee* way to invest in the most well-known and widely recognized crypto asset? GBTC, BTC, ETHE, and ETH, exchange traded products, are not registered under the Investment Company Act of 1940 (or the 1940 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. a. Grayscale Ethereum Mini Trust ETF (ETH) b. Grayscale Bitcoin Mini Trust ETF (BTC) c. Grayscale Ethereum Trust ETF (ETHE) d. Grayscale Bitcoin Trust ETF (GBTC)

Oops, Try Again! *Low fee based on gross expense ratio at 0.15%. Brokerage fees and other expenses may still apply. The Grayscale Bitcoin Trust ETF ("GBTC") and the Grayscale Ethereum Trust ETF ("ETHE") (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trusts or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Please read the Grayscale Ethereum Mini Trust ETF prospectus and Grayscale Bitcoin Mini Trust ETF (collectively the "Funds") prospectus carefully before investing in the Funds. Foreside Fund Services, LLC is the marketing agent for Grayscale ETPs.

Which Grayscale product offers low-fee* exposure to a platform known for powering smart apps and digital collectibles (NFTs)? GBTC, BTC, ETHE, and ETH, exchange traded products, are not registered under the Investment Company Act of 1940 (or the 1940 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. a. Grayscale Ethereum Mini Trust ETF (ETH) b. Grayscale Bitcoin Mini Trust ETF (BTC) c. Grayscale Ethereum Trust ETF (ETHE) d. Grayscale Bitcoin Trust ETF (GBTC)

*Low fee based on gross expense ratio at 0.15%. Brokerage fees and other expenses may still apply. You did it! Head to the vending machine to claim your prize Use code: ETH *Low fee based on gross expense ratio at 0.15%. Brokerage fees and other expenses may still apply. The Grayscale Bitcoin Trust ETF ("GBTC") and the Grayscale Ethereum Trust ETF ("ETHE") (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trusts or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Please read the Grayscale Ethereum Mini Trust ETF prospectus and Grayscale Bitcoin Mini Trust ETF (collectively the "Funds") prospectus carefully before investing in the Funds. Foreside Fund Services, LLC is the marketing agent for Grayscale ETPs.

Which Grayscale product was the first publicly traded investment vehicle in the U.S. offering access to the world’s largest crypto asset by market cap? GBTC, BTC, ETHE, and ETH, exchange traded products, are not registered under the Investment Company Act of 1940 (or the 1940 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. a. Grayscale Ethereum Trust ETF (ETHE)
b. Grayscale Ethereum Mini Trust ETF (ETH)
c. Grayscale Bitcoin Trust ETF (GBTC)
d. Grayscale Bitcoin Mini Trust ETF (BTC)

Oops, try again! The Grayscale Bitcoin Trust ETF ("GBTC") and the Grayscale Ethereum Trust ETF ("ETHE") (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trusts or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Please read the Grayscale Ethereum Mini Trust ETF prospectus and Grayscale Bitcoin Mini Trust ETF (collectively the "Funds") prospectus carefully before investing in the Funds. Foreside Fund Services, LLC is the marketing agent for Grayscale ETPs.

Which Grayscale product was the first publicly traded investment vehicle in the U.S. offering exposure to the second-largest crypto asset by market cap? GBTC, BTC, ETHE, and ETH, exchange traded products, are not registered under the Investment Company Act of 1940 (or the 1940 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. a. Grayscale Ethereum Mini Trust ETF (ETH)
b. Grayscale Ethereum Trust ETF (ETHE)
c. Grayscale Bitcoin Trust ETF (GBTC) d. Grayscale Bitcoin Mini Trust ETF (BTC)

Oops, try again! The Grayscale Bitcoin Trust ETF ("GBTC") and the Grayscale Ethereum Trust ETF ("ETHE") (collectively the "Funds") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Funds have filed with the SEC for more complete information about the Funds and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trusts or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Please read the Grayscale Ethereum Mini Trust ETF prospectus and Grayscale Bitcoin Mini Trust ETF (collectively the "Funds") prospectus carefully before investing in the Funds. Foreside Fund Services, LLC

The Grayscale Ethereum Mini Trust ETF (the "Fund") has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.s the marketing agent for Grayscale ETPs.